CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333- 219212, filed July 10, 2017 and amended on June 11, 2020; and No. 333-226646, filed August 7, 2018 and amended on June 11, 2020) and Form S-3 (No. 333-251174, filed on December 7, 2020) of GrowGeneration Corp. (the “Company”) of our report dated March 9, 2022 relating to the consolidated financial statements of the Company appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2021 and our report dated March 28, 2021 relating to the consolidated financial statements of the Company appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2020. Plante & Moran, PLLC Denver, Colorado March 9, 2022